EXHIBIT 16.1


August 20, 2004


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Gentlemen:

We have read Item 4 of Form 8-K dated August 17, 2004, of Rollins, Inc. and are in agreement with the statements contained in the second, third, and fourth paragraphs. We have no basis to agree or disagree with other statements of the registrant contained therein.




/s/ Ernst & Young LLP
-------------------------
    Ernst & Young LLP